EXHIBIT 99.1

Crystal Research Executes Contract for $10 Million Equity Raise

•	Press Release

•	CRC Crystal Research Corporation

•	On Friday, July 10, 2009, 5:00 am EDT

- Funds to be used for homeland security, energy exploration and medical imaging products -

MESA, Arizona, July 10, 2009.  -- CRC Crystal Research Corporation (OTC Bulletin Board: CYSA), a hi-tech technology crystal manufacturing company, is pleased to announce that it has executed a definitive agreement for equity financing of up to $10 million from Boston-based Auctus Private Equity Fund, LLC. The funding is contingent upon an effective S-1 Registration Statement for the securities to be filed with the Securities and Exchange Commission this week.

Dr. Kiril Pandelisev, Chief Executive Officer of CRC, stated, "This funding commitment has come at a crucial time for CRC. Proceeds from this funding will be used to establish a manufacturing facility in Arizona”. He added, "The CRC Single Crystal Technology (SCT) manufacturing  method produces crystals with characteristics far superior to the current industry standard, the Bridgman-Stockbarger method.  The SCT method facilitates the production of larger crystals with higher purity and much improved yields in dramatically less time and with significantly fewer defects. We believe this provides a significant competitive advantage for CRC."

After successful completion of CRC’s crystal manufacturing facility, the company will focus on manufacturing devices, for which the company has many proprietary patented designs,  using  CRC’s crystals . The first such devices will be fiber-optic enhanced scintillation detectors and other gamma-ray detectors and systems, and will concentrate on Homeland Security and Energy Exploration applications. Scintillation detectors utilize a transparent crystal that fluoresces when struck by ionizing radiation. Many US Government agencies are involved in the detection and prevention of the proliferation of Weapons of Mass Destruction (WMD) and their many and various delivery systems. Availability of inexpensive and disposable scintillation detectors, ready to be deployed in urban as well as in uninhabited areas, is an important step in monitoring, detection, real time notification and prevention of transportation of nuclear materials used in the construction of dirty bombs and/or nuclear fission material for construction of nuclear bombs.

The industrial applications of the scintillation detectors are numerous. The medical industry uses scintillators to scan the human body. The energy exploration industry uses scintillators for soil analysis and oil deposit assessments. The automotive industry uses them for assessing prototypes and quality assessments of the final products. The steel industry uses them for process control and the beverage industry for automatic filling of cans and bottles.

"This funding, will allow CRC to establish itself as a high quality crystals and crystal detector producer. Management has engaged the law firm of Anslow and Jaclin, LLP to file the registration statement in a timely manner," Dr. Pandelisev concluded.

About CRC Crystal Research Corporation:

CRC Crystal Research Corporation’s (www.crccrystal.com) initial focus is on the manufacturing or “growing” of various types of crystals that will be utilized in a large number of military, medical and industrial applications. CRC’s patented SCT method of growing flat plates of ultra-pure crystals, based on patented technology, applies a new solution to an old problem. Based on experimental data and their experience in this technology field, CRC’s management believes they have the ability to grow crystals of any desired width, length and thickness needed to meet customers’ exact specifications; thus significantly reducing scrap and, in turn, increasing profit.  Additionally, the space requirement for SCT plate growth is estimated to be approximately 200 times less than that for the standard Bridgman-Stockbarger method.  Furthermore, the single crystallinity yield of the process is drastically increased and production costs are reduced proportionately. This benefits the industry by decreasing the production cost of uniform, high purity, low built-in stress crystal plates.  CRC’s technology has been discussed in depth with leading industry crystal users such as Lockheed Martin, GE Medical, Phillips, Halliburton, Intel, Canon, Nikon, Sematech International, ASML, Zeiss and others. Sandia National Laboratories provided the initial hot zone temperature modeling of the crystal grower and Dr. Shari Motakef, a CRC Director and former MIT professor, provided thermal and stress modeling that shows the advantages of the SCT process over the outdated Bridgman-Stockbarger method.

Safe Harbor Statement

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The Company encourages the public to read the above information in conjunction with its year-end statement, Form 10-KSB for December 31, 2008, and the second and first Quarter Form 10-Q financial statements. The financial statements and notes can be viewed with the Securities and Exchange Commission, at www.sec.gov.

    For more information, please contact:
    CRC Crystal Research Corporation
    Email:  info@crccrystal.com
    Web:  www.crccrystal.com